UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2019

Invitae Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36847	27-1701898
(Commission File Number)	(IRS Employer Identification No.)

1400 16th Street San Francisco, California	94103
(Address of Principal Executive Offices)	(Zip Code)

(415) 374-7782

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NVTA	The New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☒.

Item 1.01	Entry into a Material Definitive Agreement.

On September 10, 2019, Invitae Corporation (the “Company”) issued $300.0 million aggregate principal amount of its 2.00% Convertible Senior Notes due 2024 (the “Notes”) in a private offering. The Notes are the Company’s senior unsecured obligations, and were issued under an indenture, dated as of September 10, 2019 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Company also granted the initial purchasers of the Notes a 13-day option to purchase up to an additional $50.0 million aggregate principal amount of the Notes, which option has not been exercised as of the time of filing of this Current Report on Form 8-K.

The Notes will bear interest at a rate of 2.00% per annum, payable semi-annually in arrears in cash on March 1 and September 1 of each year, beginning on March 1, 2020. The Notes will mature on September 1, 2024, unless earlier converted, redeemed or repurchased.

The Notes will be convertible at the option of the noteholders at any time prior to the close of business on the business day immediately preceding March 1, 2024, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2019 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after March 1, 2024 until the close of business on the business day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances. Upon conversion of a Note, the Company will pay or deliver, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

The conversion rate for the Notes is initially 33.6293 shares of Common Stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $29.74 per share of Common Stock). The initial conversion price of the Notes represents a premium of approximately 40.0% over the last reported sale price of $21.24 per share of the Common Stock on The New York Stock Exchange on September 5, 2019. The conversion rate for the Notes will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or if the Company delivers a notice of redemption, the Company will, in certain circumstances, increase the conversion rate of the Notes for a holder who elects to convert in connection with such a corporate event or notice of redemption, as the case may be.

The Company may not redeem the Notes prior to September 6, 2022. The Company may redeem for cash all or any portion of the Notes, at its option, on or after September 6, 2022 and on or before the 30th scheduled trading day immediately before the maturity date if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Upon the occurrence of a fundamental change (as defined in the Indenture), the holders of the Notes may require the Company to repurchase all or any portion of their Notes for cash at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the entire principal amount of all the Notes, and the interest accrued on such Notes, if any, to be immediately due and payable. Upon events of default involving specified bankruptcy events involving the Company, the Notes will be due and payable immediately.

The description above is a summary and is not meant to be a complete description of the Notes. This description is qualified in its entirety by reference to the Indenture, including the form of Note, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

The net proceeds from the sale of the Notes were approximately $291.2 million, after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the issuance of the Notes, on September 10, 2019 the Company terminated the Note Purchase Agreement dated as of November 6, 2018 among the Company, the guarantors from time to time party thereto, INN SA LLC, as collateral agent, and the purchasers listed therein or otherwise party thereto from time to time (the “2018 Note Purchase Agreement”). The Company used approximately $85.7 million of the net proceeds from the sale of the Notes to redeem, including a prepayment premium, the $75.0 million aggregate principal amount of notes outstanding under the 2018 Note Purchase Agreement and to pay related fees, costs and expenses.

The maturity date of the notes issued under the 2018 Note Purchase Agreement was November 6, 2025 and the notes bore interest at a rate of 8.75% annually, payable quarterly. In addition, beginning on January 1, 2020 and continuing until repayment or maturity of any outstanding principal amount, the Company was obligated to make quarterly payments of 0.5% of its net revenue for such fiscal quarter, subject to a maximum annual amount of such payments of $1.625 million. The Company’s obligations under the 2018 Note Purchase Agreement were subject to quarterly covenants to achieve certain revenue levels as well as additional covenants, including limits on the Company’s ability to dispose of assets, undergo a change of control, merge with or acquire other entities, incur debt, incur liens, pay dividends or other distributions to holders of its capital stock, repurchase stock and make investments, in each case subject to certain exceptions. The Company’s obligations under the 2018 Note Purchase Agreement were secured by a security interest on substantially all of the Company’s and certain of its subsidiaries’ assets. In connection with the termination and repayment of the outstanding notes issued under 2018 Note Purchase Agreement, the pledged collateral was released and the 2018 Note Purchase Agreement’s covenants relating to the Company’s operations were eliminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 of this Current Report and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The Company issued and sold the Notes to the initial purchasers in a private offering in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”). The purchase agreement with the initial purchasers also contemplated the initial resale of the Notes to qualified institutional buyers in reliance on Rule 144A under and Section 4(a)(2) of the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchasers.

The information contained in Item 1.01 of this Current Report with respect to the Notes is incorporated herein by reference.

Item 8.01	Other Events.

On September 6, 2019, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture dated as of September 10, 2019, between Invitae Corporation and U.S. Bank National Association, as trustee (including form of Note).

99.1	Press release issued by Invitae Corporation dated September 6, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2019

INVITAE CORPORATION

By:	/s/ Shelly D. Guyer
Shelly D. Guyer
Chief Financial Officer